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                                                                EXHIBIT 99.1

               CCA SELLS NINE PROPERTIES TO REAL ESTATE TRUST


NASHVILLE, Tenn., July 18, 1997 -- Corrections Corporation of America (NYSE:
CXC) announced today that it has sold nine of its properties to CCA Prison Realty Trust and is leasing them back under long-term agreements.

         In the transaction, finalized today, the company received a total of approximately $308 million, which it plans to use to pay down debt and to develop future projects. The nine facilities will be leased by CCA for terms ranging from 10 to 12 years at a annual rate equal to 11% of the sales price.

         The prisons, with a total capacity of 6,687 beds, include the Houston Processing Center in Houston, Texas, the Laredo Processing Center in Laredo, Texas, the Bridgeport Pre-Parole Transfer Facility in Bridgeport, Texas, the Mineral Wells Pre-Parole Transfer Facility in Mineral Wells, Texas, the T. Don Hutto Correctional Center in Taylor, Texas, the West Tennessee Detention Facility in Mason, Tenn., the Leavenworth Detention Center in Leavenworth, Kan,, the Eloy Detention Center in Eloy, Ariz., and the Central Arizona Detention Center in Florence, Ariz.

         CCA manages prisons and other correctional institutions for governmental agencies. The company is the industry leader in private sector corrections with 44,587 beds in 59 facilities under contract in the U.S., Puerto Rico, Australia and the United Kingdom. CCA's full range of services include finance, design, construction and management of new or existing facilities, as well as long-distance inmate transportation.

         The press release contains forward-looking statements that involve various risks and uncertainties. Actual results could differ materially from those contained in these forward-looking



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statements due to certain factors, including business and economic conditions and availability of financing. These and other risks and uncertainties are detailed in the company's reports filed with the SEC.


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